Exhibit 10.38

IHS MARKIT LTD.

POLICY ON RECOVERY
OF INCENTIVE COMPENSATION
Effective Date: January 24, 2017

The Human Resources Committee (the “Committee”) of the Board of Directors of IHS Markit Ltd. (the “Company”) may, in its sole discretion, subject to the terms of this Policy set forth below and to the extent legally permitted, require the return, repayment or forfeiture of any annual or long-term incentive compensation payment or award, whether in the form of cash or equity, made or granted to any current or former Executive Officer during the 3-year period preceding a Triggering Event (as defined below). This Policy is applicable to awards paid or granted only after the Effective Date.

Each of the following constitutes a “Triggering Event”:

1)
restatement of previously reported financial statements due to the material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”) is filed by the Company with the Securities and Exchange Commission (the “SEC”); or

2)	in the absence of a Restatement, prior financial results which formed the basis for calculation of annual or long-term incentive compensation are corrected or adjusted; or

3)
an Executive Officer engages in significant Misconduct in the conduct of the Company’s business, as determined by the Committee, without regard to whether that Misconduct resulted in a Restatement or correction or adjustment of prior financial results.

In the case of the Triggering Events described in clauses (1) and (2) above, the amount to be returned, repaid or forfeited shall be limited to the excess of (i) the amount of the Executive Officer’s payment or award for the relevant period which was predicated upon achieving certain financial results that were subsequently the subject of the Restatement, correction or adjustment, over (ii) any lower payment or award that would have been made to the Executive Officer based upon the financial results of the Company contained in the Restatement or corrected or adjusted financial results, calculated on a pre-tax basis. In the case of the Triggering Event described in clause (3) above, the amount to be returned, repaid or forfeited shall be such amount as determined by the Committee to be appropriate in the circumstances.

In addition, the Committee may in its discretion and to the extent legally permitted, require the return or repayment of any profits realized by such Executive Officer on the sale of Company securities received pursuant to any such award granted after the Effective Date and during the 3-year period preceding the applicable Triggering Event.

For purposes of this Policy, (i) the term “Executive Officer” means those persons designated by resolution of the Board of Directors of the Company as officers as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and (ii) “Misconduct” means fraud, commission of a felony, material violation of any written agreement with or policies of the Company, any other material breach of fiduciary duty injurious to the Company, or any other act or omission which constitutes “cause” for termination.

The Company shall not indemnify any Executive Officer, directly or indirectly, for any losses that such Executive Officer may incur in connection with the recovery of incentive compensation, as set forth in this Policy, including, without limitation, through the payment of insurance premiums, gross-up payments or supplemental payments.

The Committee shall make all determinations regarding the application and operation of this Policy in its sole discretion, and all such determinations shall be final and binding for purposes of the application of this Policy. In determining whether any incentive compensation is recoverable from an Executive Officer pursuant to this Policy and, if so, the amount of such return, repayment or forfeiture, the Committee has the discretion to take into account such factors as it deems appropriate, including (i) whether any incentive compensation earned with respect to the period(s) covered by the restatement was based on the achievement of specified performance targets and, if so, whether any such compensation would have been reduced had the restated financial results been reported at the time such compensation was determined, (ii) the Executive Officer’s involvement in and accountability for the conduct that directly or indirectly resulted in the need to prepare the restatement, (iii) the likelihood of success in seeking recovery under governing law relative to the effort involved, (iv) whether the assertion of a recovery claim may prejudice the interests of the Company in any related proceeding or investigation, or otherwise, (v) whether the use of corporate resources and the expense of seeking recovery is reasonable in relation to the amount sought or likely to be recovered, (vi) the passage of time since the occurrence of the act in respect of the applicable Misconduct, (vii) any pending or threatened legal proceeding relating to the applicable Misconduct, and any actual or anticipated resolution (including any settlement) relating thereto, (viii) the tax consequences to the affected Executive Officer, and/or (ix) such other factors as it may deem appropriate under the circumstances.

The Committee may amend or change the terms of this Policy at any time for any reason, including as required to comply with the rules of the SEC and the Nasdaq (including in its implementation of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act). Further, the exercise by the Committee of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company or the Committee may have with respect to any Executive Officer subject to this Policy.

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